EXHIBIT 4.5
CUMBERLAND PHARMACEUTICALS INC.
STOCK OPTION AGREEMENT
     This Option Agreement is entered into and effective on                                         , by and between Cumberland Pharmaceuticals Inc., a Tennessee corporation (the “Company”), and                                         (the “Participant”).
     WHEREAS, the Company has adopted the 1999 Stock Option Plan (the “Plan”); and
     WHEREAS, as an increased incentive to contribute to the Company’s future success and prosperity, the Company will, subject to the Participant continuing to provide services to the Company, or any of its current or future subsidiaries, provide the Participant an opportunity to acquire shares of the Company’s common stock, no par value (the “Stock”).
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Grant of Option. Subject to the terms of the Plan and the terms of this Option Agreement, the Company grants to the Participant an option (the “Option”) to purchase from the Company up to                                          (                    ) shares of Stock (the “Shares”), subject to adjustment as provided in the Plan. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     2. Exercise Price. If the Option is exercised, the purchase price per Share shall be                                          ($                     ).
     3. Method of Exercise. The Option granted under this Agreement shall be fully vested and exercisable after , in whole or in part, by written notice in the manner set forth in Section 7 hereof, accompanied by payment of the purchase price in accordance with the terms of the Plan for the Shares which the Participant elects to purchase. The Company shall make prompt delivery of such Shares; provided that if any law or regulation which requires the Company to take any action with respect to the Shares specified in such notice before issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action.
     4. Termination of Option. Except as otherwise stated in this Agreement, this Option, to the extent not previously exercised, shall expire on the tenth anniversary (the “Expiration Date”) of the date of this Agreement.
     5. Provisions of Plan. This Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

     6. Representations and Warranties of Participant. Recognizing that the Company will be relying on the information and on the representations and warranties set forth herein, the Participant hereby acknowledges, represents, and warrants to the Company that the Participant has been advised that neither this Option nor the Shares will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities law of any state, unless the Company in its sole discretion determines that registration under an applicable state securities law would not subject it to unreasonable expense, and that the Shares will only be offered and sold in reliance upon an exemption from the registration requirements of the Securities Act. The Participant further understands and agrees that the Option and any exercise thereof must comply with all applicable securities laws, including, but not limited to, the Securities Act and the securities laws of the several states, as such laws exist on the date of this Agreement and on such future dates that the Option may be exercised. By executing this Option, the Participant represents that this Option, and the Shares issuable upon exercise of this Option, is being and will be purchased solely for the Participant’s own account as an investment, and not with a view to the resale or distribution, in whole or in part, thereof. The Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the acquisition of this Option and the Shares issuable upon the exercise of this Option. Further, the Participant understands and agrees that all certificates representing Shares issued pursuant to an exercise of this Option shall be inscribed with a legend in substantially the following form:
     THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
     7. Notices. Any notice, request, instruction, or other document given under this Option Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Participant, the Participant’s address as set forth herein or to such other address as the Participant may provide in a written notice to the Company, a copy of which shall be on file with the Secretary of the Company.
     8. Governing Law. This Option Agreement shall be construed in accordance with and governed by the law of the State of Tennessee, without giving effect to the conflict of law provisions thereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Option Agreement to be executed by its duly authorized representative.

CUMBERLAND PHARMACEUTICALS INC.:

By:

Name:

Title:

PARTICIPANT:

Address:

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